UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 7, 2015

SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida	32819
(Address of Principal Executive Offices)	(Zip Code)

(407) 226–5011

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e– 4(c))

Item 8.01	Other Events.

As previously announced, on March 30, 2015, SeaWorld Parks & Entertainment, Inc. (“SWPE”), a direct, wholly-owned subsidiary of SeaWorld Entertainment, Inc. (the “Company”), entered into an incremental term loan amendment (the “Incremental Amendment”) to its existing senior secured credit agreement, dated as of December 1, 2009 (as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”), among the Company, SWPE, as borrower, the guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swing line lender and the other agents and lenders from time to time party thereto. On April 7, 2015, SWPE borrowed the full $280.0 million of additional term loan (the “Additional Term Loan”) pursuant to the Incremental Amendment.

On April 7, 2015 (the “Redemption Date”), SWPE redeemed all $260.0 million of the outstanding principal amount of 11.0% Senior Notes due 2016 (the “Redeemed Notes”) using the net proceeds of the Additional Term Loan as well as cash on hand. The Redeemed Notes were redeemed at a redemption price of 105.5% of the principal amount thereof plus accrued and unpaid interest on the Redeemed Notes to, but excluding, the Redemption Date.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: April 7, 2015	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary